Exhibit 99.1
SPLINTERNET HOLDINGS, INC.
535 CONNECTICUT AVENUE
NORWALK, CONNECTICUT 06854
June 30, 2006

Michael McTiernan
Special Counsel
United States Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

RE:	Splinternet Holdings, Inc.
Registration Statement on Form SB-2
Filed on June 1, 2006
File No. 333-134658

Dear Mr. McTiernan:

This letter is in response to the comments contained in the Staff’s letter to James C. Ackerly, dated June 22, 2006 (the “Comment Letter”) concerning the above-referenced registration statement (the “Registration Statement”). The responses below correspond to the numbered comments contained in the Comment Letter. Capitalized terms not otherwise defined herein have their respective meanings as set forth in the Registration Statement.

Prospectus Cover Page

1.
We note that your securities will be sold on a continuous basis. As a result, please add a Rule 415 box to the facing page of your registration statement noting that the securities being registered on your Form SB-2 are being offered on a delayed or continuous basis. Refer to the Division of Corporation Finance Manual of Publicly Available Telephone Interpretations, Section D, paragraph 36.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Calculation of Registration Fee

2.
We note the reference in footnote 2, and in other places in your document, to the share exchange between Splinternet Holdings, Inc., and Splinternet Communication which occurred on April 3, 2006. Please advise us as to the exemption or exemptions upon which you relied for the exchange, and provide us with the analysis whereby you determine the exemption(s) appropriate.

That offering effected a reclassification of securities under Rule 145 of the Securities Act of 1933, as amended, since it involved a substitution of a security for another security. This Rule 145 reclassification is exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended, because it involves securities exchanged by the Splinternet Holdings, Inc. with its existing security holders exclusively, where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

General

3.	Please provide us with copies of any graphics, maps, photographs, and related captions or other artwork including logos that you intend to use in the prospectus.

We have attached hereto a copy of our logo, which we intend to use in the prospectus.

4.
Please provide us with highlighted copies of any study or report that you cite or on which you rely. For example, we note on page 31 that you refer to statistics obtained International Data corp. Confirm with us that the industry reports or studies that you rely on were not prepared for you and that you did not compensate the party that prepared these reports or studies. Alternatively, if the reports were prepared for you, please file the experts’ consent as Exhibits.

The statistics we refer to were quoted in a magazine, with International Data Corp. (“IDC”) as the source. IDC offers a research report, which we did not purchase, the abstract of which says: “The worldwide telecom sector will continue its steady overall growth. ‘The $1.16 trillion global market is in transition, driven by a combination of wireless services, broadband, and access-line services in some of the developing countries.’ - Courtney Munroe, Vice President, Telecom and IP Services.” This was not prepared for us, and we did not compensate Ms. Munroe or IDC for the preparation of this report or study. This abstract can be found at http://www.idc.com/getdoc.jsp?containerID=201209.

Prospectus Cover Page

5.	Please revise to remove defined terms from your prospectus cover page. Refer to Item 421 (d) of Regulation C.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

6.	Please revise the cover page to include a price at which the selling stockholders may resell their shares of common stock until a market develops on the OTC Bulletin Board.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

7.
Please identify any selling shareholders who are registered broker-dealers or affiliates of broker dealers. Additionally, tell us if the broker-dealer received the securities as underwriting compensation.

Russ Adams, Dirk Leasure, Todd Pam, Michael Radford, William Taylor, Christopher Walker, Fred Wedeberg and Robert Yamamoto (the “NASD-related Shareholders”) are each employed by a NASD broker-dealer. The NASD-related Shareholders purchased their shares of Common Stock directly from the Company in the Company’s private placement that occurred between November 15, 2005 and March 15, 2006. None of these NASD-related Shareholders received shares as consideration for services and none has a business relationship with the Company. The NASD-related Shareholders may or may not be in the business of underwriting securities, but they are not doing so for the Company. None of the NASD-related Shareholders appear or are acting as conduits for the Company. The NASD-related Shareholders purchased the shares as personal investments, and, to the best knowledge of the Company, there is no intent to distribute these shares between or among any of the NASD-related Shareholders. The NASD-related Shareholders purchased their shares of Common Stock in the ordinary course of business, and at such time of such purchases, and to the best knowledge of the Company, the NASD-related Shareholders had no agreements or understandings, directly or indirectly, with any person to distribute the shares of Common Stock.

Additionally, we have identified the NASD-related Shareholders as being employees of NASD broker-dealers in the Selling Shareholders section of the prospectus beginning on page 19.

8.
If any of the selling shareholders are affiliates of broker- dealers, please provide an analysis supporting your position that the resale of securities by any affiliates of broker -dealer is not an indirect primary offering. Your analysis should address the following points:

•	How long the selling shareholders have held the securities,
•	The circumstances under which the selling shareholders received the securities,
•	The selling shareholders’ relationship to the issuer,
•	The amount of securities involved,

•	Whether the sellers are in the business of underwriting securities , and
•	Whether under all the circumstances it appears that the seller is acting as a conduit for the issuer.

Please refer to our answer to Comment no. 7.

Assuming the resale of securities by affiliates of broker-dealers is not an indirect primary offering, you must clearly state in your prospectus:

•	The seller purchased in the ordinary course of business and
•	At the time of the purchase of the securities to be resold the seller had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

9.	Please revise paragraph four to highlight the reference to the risk factors section by the use of prominent type or in some other manner. Refer to Item 501(a)(5) of Regulation S-B.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Prospectus Summary

10.	Please advise us whether or not you have a web address. If you do, please include the address in your summary section. See Item 101 (c)(3) of Regulation S-B.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

11.   The summary should provide investors with a clear, concise and coherent "snapshot" description of the most significant aspects of the offering. We note that much of the information in the summary is repeated in, and more appropriate for, the body of the prospectus. For example disclosure relating to the features Splinternet offers are repeated on pages 29 and 32. Please revise to delete repetitious disclosure. If you wish to retain information about the features you offer, and your wholesale and retail strategies, please limit the disclosure to a brief summary rather than the detailed disclosure you currently provide. In addition, please supplement references to your strategies with information regarding your current operations, including the percentage of your revenues that relate to your retail business versus your wholesale business and reference any material “strategic relationships” you already have.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

12.	Please revise paragraph two on page 5 to explain what it means to function as a “white label.”

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

13.
If you retain disclosure relating to your wholesale business strategy on page 5, please revise to explain why it might not be possible for an international long distance carrier to purchase minutes directly from a local carrier.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Risk Factors - page 8

14.	Please revise the introductory paragraph to reference a prospectus, as opposed to a memorandum.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

15.	Please add risk factors to discuss the following:

•	The limited usefulness of your historical financial statement as you have changed you business focus from wholesale to resale and have lost your largest wholesale customer: and
•	The impact on your results from the loss of your largest customer.

                We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

We have had limited revenues thus far - page 8

16.	Please revise to include a discussion of the significant drop in your first quarter 2006 revenues.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

17.	Please revise paragraph two to reference purchasers, as opposed to “prospective subscribers.”

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

We are dependent on Strategic relationships -page 13

18.
As currently drafted, this risk factor is sufficiently generic as to apply to virtually any company. Please revise to express the risk specific to Splinternet Holdings, Inc. If you are unable to identify a specific risk, consider omitting the generic risk factor.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

The existence of outstanding warrants may harm our ability to obtain additional financing and their exercise will result in dilution to your interests - page 16.

19.	Please advise us of the transaction details of the warrant issuance. We note that 1,607,250 of the warrant shares we issued to Atheneum Capital and the Mountain View Trust, as disclosed in Item 28.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

20.
Please revise to explain more fully why your ability to obtain future financing would be subject to harm while the warrants are outstanding. In addition, please disclose the exercise price of the warrants and the relationship of the price to the offering price that you will disclose on the prospectus cover page.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Penny stock regulations may impose certain restrictions on marketability of the company’s securities. -page 17

21.	Please revise the introductory sentence to clarify that there is currently no plan to have your common stock quoted on the OTC-BB.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Determination of Offering Price - page 18

22.
Please revise paragraph two to clarify that the application of a market maker is necessary to have your common stock quoted on the OTC-BB, as opposed to thecompany making such application on its own behalf.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

23.	Please disclose the offering price in this section of your document, as well as the per share price (on a post-exchange basis) from your private placement.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Plan of Distribution - page 22

24.	Please revise the first paragraph of this section to clarify that the shares will be offered at a fixed price until they are quoted on the OTC-BB.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Principal Stockholders and Holdings of Management

25.	Please clarify whether the number of shares owned includes shares underlying the warrants.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Experts - page 28

26.	Please revise here or elsewhere in the prospectus that Feldman Weinstein LLP has or will issue an opinion regarding the legality of the shares.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Business - page 28

27.	Please revise to include the basis for the following statement: “The volume of data traffic has already eclipsed voice traffic and is growing much faster than voice.” (page 30).

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

28.
We note disclosure on page 38 regarding a sales increase of 614% due to increased wholesale opportunities in Central America, as well as to the cessation of operations of your primary customer, Contelca. Please revise your business section, as applicable, to disclose your dependence on one or a few major customers. Refer to Item 101 (a)(6) of regulation S-B.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Customer and Technical Support - page 33

29.    Please revise to explain what a “technical point of presence” consist of.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Intellectual Property - page 36

30.
Your disclosure indicates that you have developed proprietary software. However, there is no mention of this in your financial statements. Please clarify how you have accounted for your costs of development such software. In your response cite the applicable accounting literature that you are relying upon.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Where you can find more Information - page 36

31.
Please revise to note that the Public reference Section has relocated to Room 1580, 100 F Street N.E., Washington , D.C. 20549. Likewise, please delete the references to public reference rooms in the regional offices, since they are no longer operational.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Management’s discussion and Analysis - page 37

32.
Please consider relocating Management’s Discussion and Analysis to follow immediately upon the summary financial data on page 6, given your recent change in the focus of your business from wholesale to retail and the impact this will have upon your financial results going forward.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

33.
This section should present an analysis of the company’s business as seen through the eyes of management, including known trends, demands and commitments that may impact future financial condition or operating performance. Please expand your introductory disclosure to provide an analysis of these issues and other items which management believes may have a material impact on your future financial condition or operating performance. In addition, please qualify the percentage of your revenues generated by your wholesale and retail lines of business. For additional guidance, refer to Commission Release No. 33-8350 (Dec. 19, 2003).

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Overview - page 37

34.	Please explain the meaning of being at the “critical inflection point” in your business development.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Results of Operations - page 38

35.
We note that you have had significant decreases in product sales and services revenue during the first quarter of 2006. Please revise to discuss what the expectations are for the immediate future and how you will replace the loss of your primary customer. The fact that you have lost your customer should be highlighted throughout the filing.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

36.	Tell us and revise to disclose why your services sold had no direct incremental costs for the first quarter of 2006. Please tell us and disclose whether you have any existing customers.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Cost of Sales - page 38

Sales, General, and Administrative Costs -page 38

37.
Please revise to provide more detail as to the reason for the 832% increase cost of sales, beyond the brief reference to the “sale of increased hardware,” and for the significant decrease in gross profits. We note, further, that you do not appear to have included a comparison of gross profits for the year ended December 31, 2005 and the year ended December 31, 2004. Please revise to include complete disclosure regarding your financial condition and results of operations pursuant to Item 303(b)(1) of Regulation S-B.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Liquidity and Capital Resources - page 39

38.
If material, disclose any known trends, events or uncertainties that have, or are reasonably likely to have, a material impact on your short-term or long-term liquidity. Refer to Item 303 of Regulation S-B.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

39.
Please advise us why you feel you will have increased access to both private and public capital markets following registration of common shares pursuant to the instant registration statement. We note your statement on the bottom of page 40, to the effect that you have not entered into any discussion with any market maker concerning the participation of a maker in the future trading market, if any, for your common stock.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Changes in Income Element, page 39

40.
We note that the majority of your income to date comes from wholesale opportunities. Please clarify whether this trend is expected to continue or whether you anticipate that your retail operations will represent the majority of your business in the future.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Financial statements, page F-1

41.	Please tell us how you determined that you are not a development stage enterprise. See paragraph 8 of SFAS 7 for reference.

In accordance with paragraph 8 of SFAS 7, an enterprise shall be considered to be in the development stage if it is devoting substantially all of its efforts to establishing a new business and either of the following conditions exists:

a.	Planned principal operations have not commenced.
b.	Planned principal operations have commenced, but there has been no significant revenue therefrom.

Splinternet Communications has been in business since 2000, and our planned operations of being a provider of telecommunications services have been in operation since our inception. In addition, although our revenue has decreased in the first quarter of 2006 due to losing a significant customer, we believe our revenue is significant at this point and our revenue for the 2006 year will be higher than 2005.

We also reference paragraph 9 of SFAS 7 which also identifies a development stage company as a Company doing financial planning, raising capital , and doing research and development.

Splinternet has raised approximately $3,000,000 to date, of which $2,100,000 was raised as of December 31, 2005. Splinternet also has developed relationships with suppliers of equipment and hosting services prior to 2005.

We believe that we are not a developmental stage Company as defined in SFAS 7 paragraphs 8 and 9.

Part II

Item 26. Recent Sales of Unregistered Securities

42.
In each instance, please revise to identify the exemption you relied upon, and note the facts you relied upon in deeming the example from registration available. Refer to Item 701(d) of Regulation S-B.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

43.	Please revise to identify the person or class of person to whom the company issued shares from November 15, 2005 through March 15, 2006. Please refer to Item 701(b) of Regulation S-B.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Item 27 - Exhibits

Exhibit 5.1 - Opinion of Feldman Weinstein LLP

44.
Please revise paragraph two to clarify whether in counsel’s opinion the shares begin registered were legally issued. In addition, please delete the “when sold” reference as it appears that all the registered shares have already been issued.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

45.  Please file an executed copy of the legal opinion.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Item 28 - Undertakings

46.	Please update your undertakings to include the undertaking provided in Item 512(g)(2) of Regulation S-B.

We have made the requested change in the revised Form SB-2/A filed concurrently with this letter.

Thank you for your attention to this matter. We look forward to hearing from you. Direct questions or requests for clarification of matters addressed in this letter may be addressed to the undersigned or to David N. Feldman, Esq. of Feldman Weinstein & Smith LLP at (212) 869-7000 or by fax at (212) 997-4242.

Sincerely,

/s/ James C. Ackerly, President

Splinternet Holdings, Inc

Exhibit A

Splinter.net